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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement Form S-3 for the registration of 34,750,000 shares of Class A common stock of WillScot Corporation (the "Company") and 19,500,000 warrants to purchase shares of Class A common stock of the Company and to the incorporation by reference therein of our report dated September 6, 2017, with respect to the consolidated financial statements of Williams Scotsman International, Inc. included in the Company's Current Report on Form 8-K dated December 5, 2017 (File No. 001-37552), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
December 21, 2017

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  Exhibit 23.2